UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

TATTOOED CHEF, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-5457906
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6305 Alondra Blvd. Paramount, CA	90723
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

Explanatory Note

Tattooed Chef, Inc. (f/k/a Forum Merger II Corporation) (the “Company”) hereby amends the registration statement on Form 8-A (File No. 001-38615) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on August 1, 2018.

Item 1. Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration with the SEC of shares of common stock, par value $0.001 per share (“common stock”), of the Company and warrants to purchase common stock (“warrants”).

Prior to October 15, 2020, the Company had two classes of common stock: Class A common stock, par value $0.0001 per share (“Class A common stock”), and Class B common stock, par value $0.0001 per share (“Class B common stock”). On October 15, 2020, the Company’s stockholders approved, and the Company effected, a merger of Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”)with and into Myjojo, Inc., a Delaware corporation (“Ittella Parent”)with Ittella Parent surviving the merger as a wholly owned subsidiary of the Company(the “Business Combination”).In connection with the Business Combination, (i) all of the Class B common stock converted into Class A common stock on a one-for-one basis, (ii) the Company’s amended and restated certificate of incorporation was amended and restated to, among other things, effect the reclassification of all of the Class A common stock and Class B common stock into a single class of common stock, and (iii) the Company’s board of directors approved the amendment and restatement of the Company’s bylaws.

The description of the common stock and warrants registered hereunder and related rights is set forth under the heading “Description of Securities” beginning on page 199 of the Company’s definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by the Company with the SEC on October 1, 2020 (File No. 001-38615) and is incorporated herein by reference. The description of the common stock and warrants is qualified in its entirety by reference to the Company’s second amended and restated certification of incorporation and the Company’s amended and restated bylaws, which are filed as Exhibits 3.1 and 3.2 hereto and incorporated herein by reference.

Item 2. Exhibits.

The following exhibits are being filed as a part of this registration statement or are incorporated herein by reference:

Exhibit No.	Description

3.1	Second Amended and Restated Certificate of Incorporation.

3.2	Amended and Restated Bylaws.

4.1	Specimen Common Stock Certificate.

4.2	Specimen Warrant Certificate.

4.4	Warrant Agreement, dated as of August 2, 2018, between Continental Stock Transfer & Trust Company and the Registrant (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38615), filed with the U.S. Securities and Exchange Commission on August 8, 2018).

10.1	Amended and Restated Registration Rights Agreement by and among the Registrant and the parties listed on the signature pages thereto.

10.2

Sponsor Earnout Letter, dated as of June 11, 2020, by and among Forum Investors II LLC, Myjojo, Inc., the Registrant and Salvatore Galletti (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-38615), filed with the U.S. Securities and Exchange Commission on June 12, 2020).

10.3	Escrow Agreement (Holder Representative), dated as of October 15, 2020, between the Registrant, Salvatore Galletti and Citibank, N.A.

10.4	Escrow Agreement (Sponsor), dated as of October 15, 2020, between the Registrant, Salvatore Galletti and Citibank, N.A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 15, 2020

TATTOOED CHEF, INC.

By:	/s/ Salvatore Galletti
Name: Salvatore Galletti
Title: President and Chief Executive Officer

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